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                                  EXHIBIT 23.1

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
Expeditors International of Washington, Inc.:

We consent to incorporation by reference in the registration statements
(No. 33-17219, No. 33-22992, No. 33-36392, No. 33-38075, No. 33-67066 and
No. 33-81460) on Form S-8 of Expeditors International of Washington, Inc. of our report dated February 18, 2000, relating to the consolidated balance sheets of Expeditors International of Washington, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of earnings, shareholders' equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 1999 and the related schedule, which report appears in the December 31, 1999 Annual Report on Form 10-K of Expeditors International of Washington, Inc.

KPMG LLP

/s/ KPMG LLP

Seattle, Washington
March 29, 2000




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